Exhibit 24(b)(5)


                           INVESTMENT ADVISER CONTRACT


                  AGREEMENT, made by and between SCM Portfolio Fund Inc., a Georgia Corporation, (hereinafter called "Fund") and SCM Associates, Inc., a Georgia Corporation, (hereinafter called "Investment Adviser").

                                   WITNESSETH:

                  WHEREAS, Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and Investment Adviser engages in the business of providing investment advisory services.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

                  1. The Fund hereby employs the Investment Adviser, for the period set forth in Paragraph 8 hereof, and on the terms set forth herein, to render investment advisory services to the Fund, subject to the supervision and direction of the Board of Directors of the Fund. The Investment Adviser hereby accepts such employment and agrees, during such periods, to render the services and assume the obligations herein set forth, for the compensation provided. The Investment Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

                  2. As a compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment, Adviser a monthly fee equal to one-twelfth of seventy-four one hundredths of one per cent per month (the equivalent of .74 of one per cent per annum), of the daily average net assets of the Fund during the month, less all amounts paid as compensation to interested members of the Board of Directors of the Fund in respect to the same period. The first payment of fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect.

                  3. It is expressly understood and agreed that the services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement arc, not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

                  4. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the Investment Adviser as directors, officers, employees, agents and shareholders, and that directors, officers, employees, agents and shareholders of the Investment Adviser may be interested in the Fund, as directors, officers,

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employees, agents and shareholders or otherwise, and that the Investment
Adviser, itself, may be interested in the Fund as a shareholder or otherwise. Specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of the Investment Adviser may continue as directors, officers, employees, agents and shareholders of the Fund; that the Investment Adviser, its directors, officers, employees, agents and shareholders may engage in other business, may render investment, advisory services to other investment companies, or to any other corporation, association, firm or individual, may render underwriting services to the Fund or to any other investment company-, corporation, association, firm or individual.

                  5. The Fund shall bear expenses and salaries necessary and incidental to the conduct of its business, including but not in limitation of the foregoing, the costs incurred in the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock (including issuance and redemption of shares); reports and notices to shareholders; expenses of annual stockholders' meetings; miscellaneous office expenses; and brokerage commissions, custodian fees, legal and accounting fees, including preparation of tax returns; local, state and federal taxes; local, state and federal registration fees and licenses. Officers, employees and agents of the Investment Adviser who axe, or may in the future be, directors and/or senior officers of the Fund shall receive no salaries from the Fund for acting in such capacities for the Fund.

                  6. In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund and Investment Adviser may share common facilities and personnel common to each, with appropriate proration of expenses.

                  7. The Investment Adviser shall give the Fund the benefit of its best judgment and efforts in rendering these services, and except for negligence, malfeasance, or violations of applicable laws, the Investment Adviser shall not be liable hereunder for any action performed, any errors of judgment in managing the Fund or any losses that may be sustained in the purchase, holding or sale of any security, provided that nothing herein shall constitute a waiver or limitation of any right which a shareholder may have under any federal securities laws.

                  8. This agreement shall continue in effect until the 23rd day of January, 1999, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors cast in person at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party, or by a resolution of consent signed by, all Directors and otherwise in compliance with the laws of the State of Georgia.

                  This agreement may be terminated at any time upon 60 days' prior written notice, without the payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. The contract will automatically terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of the Investment Adviser. Upon the termination of this agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation

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of the Fund to pay to the Investment Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

                  9. This Agreement shall not be assigned by the Fund without prior written consent thereto of the Investment Adviser. This Agreement shall terminate automatically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commission.

                  10. In the event that the total expenses to the Fund exceed two percent (2%) of the daily average net assets of the Fund for one fiscal year then in that event the Adviser shall refund to the Fund an amount equal to the amount by which the total expenses exceed such two percent (2%).

                  IN WITNESS WHEREOF, this 6th day of December, 1997.


                                                     SCM PORTFOLIO FUND, INC.


Attest:  /s/ Lititia H. Stone                     By:/s/ Stephen C. McCutcheon
                                                           President


                                                     SCM ASSOCIATES, INC.


Attest:  /s/ Lititia H. Stone                     By:/s/ Stephen C. McCutcheon
                                                           President

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